Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into on October 1, 2025 (the “Effective Date”) by and between AmpliTech Group, Inc., a Nevada corporation (the “Company”) and Louisa Sanfratello (“Executive”) (collectively, the “Parties” and, each, a “Party”).

WHEREAS, the Executive is presently employed by the Company as its Chief Financial Officer (“CFO”);

WHEREAS, the Executive also serves as a member of the Company’s Board of Directors (the “Board”);

WHEREAS, the Company desires to and the Board has determined it is in the best interests of the Company to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Term of Agreement. The contractual relationship pursuant to the terms of this Agreement will commence on the Effective Date and shall continue until the third (3rd) anniversary of the Effective Date, unless terminated earlier pursuant to Section 5 of this Agreement; provided that, on such third anniversary of the Effective Date and each annual anniversary thereafter (such date and each anniversary thereof, a “Renewal Date”), the Agreement shall be deemed automatically extended upon the same terms and conditions for successive period of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least ninety (90) days’ prior to the applicable Renewal Date. The period during which the Executive employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2. Position and Duties.

2.1 Position. During the Employment Term, the Executive shall serve as the CFO, reporting to the Company’s Chief Executive Officer. In such position, the Executive shall have such duties, authority, and responsibilities as shall be determined from time to time by the CEO, which duties, authority, and responsibilities are consistent with the Executive’s position. The Executive shall continue to serve as a member of the Board and may also serve as an officer or director of any affiliate of the Company for no additional compensation.

2.2 Duties. During the Employment Term, the Executive shall devote substantially all of Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, the Executive will be permitted to (a) with the prior written consent of the Board (which consent will not be unreasonably withheld or delayed) act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization, and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in this Section 2.

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3. Compensation.

3.1 Base Salary. The Company shall pay the Executive an annual base salary of $350,000.00 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s base salary shall be reviewed at least annually by the Board, and the Board may, but shall not be required to, increase the base salary during the Employment Term. However, the Executive’s base salary may not be decreased during the Employment Term without the Executive’s consent. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

3.2 Left blank intentionally

1.1 Annual Bonus. For each completed fiscal year, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”). As of the Effective Date, the Executive’s target bonus opportunity will be determined based on a combination of Company results and individual performance against the applicable performance goals pursuant to Exhibit A which such Company results and individual performance goals will be determined annually by the Board and Executive. Any Annual Bonus with respect to a particular fiscal year will be paid within two and a half (2.5) months following the end of the fiscal year. The initial milestones for bonus awards are listed in Exhibit A attached hereto.

3.3 Equity Awards. In connection with entry into this Agreement, the Company shall approve long-term incentive award grants under the AmpliTech Group, Inc. 2020 Equity Incentive Plan (the “2020 Plan”). The grants shall be in the form of: (i) an incentive stock option to purchase 200,000 shares of common stock of the Company (the “Option”) and (ii) 50,000 restricted stock units that shall vest immediately upon grant. The Option shall be subject to service-based vesting with twenty-five percent (25%) of the shares underlying the Option vesting on the first anniversary of the date of grant and the remaining seventy-five percent (75%) vesting in thirty-six (36) equal monthly installments so long as the Executive remains in continuous employment or service with the Company on each applicable vesting date and such other terms set forth in the applicable stock option grant agreement. During the Employment Term, the Executive shall be eligible to receive equity awards pursuant to the 2020 Plan with a target grant date fair value no less than $200,000 for each fiscal year. The Executive shall also be eligible for additional equity awards, as determined by the Board or the Compensation Committee of the Board, in its sole discretion. All other terms and conditions of the awards referenced in this Section 3.4 shall be governed by the terms and conditions of the 2020 Plan and the applicable award agreements.

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3.4 Pension Plan. The Company has determined that it is in the best interest of the Company to establish, implement and adopt a non-qualified deferred compensation plan for a select group of management employees (the “NQDC Plan”) to permit such employees the opportunity to earn and defer certain retirement benefits. The Executive shall be eligible to participate in the NQDC Plan with monthly contributions from the Company that will vest upon the earliest to occur of the Executive’s attainment of retirement age during the Employment Term or the cessation of the Employment Term upon a “separation from service” (as such term is defined in Section 409A of the Code).

3.5 Benefits and Perquisites. The Executive shall be eligible to participate in the employee benefit plans and programs generally available to the Company’s executives, the Company will pay for all these benefits, including group medical, dental, vision and life insurance, disability benefits, subject to the terms and conditions of such plans and programs. Executive shall be entitled to six (6) weeks paid vacation per year. Any accrued but unused vacation time will be paid to the Executive within the two (2) week period following the last day of the calendar year. You will also be entitled to the fringe benefits and perquisites that are made available to other similarly situated executives of the Company, each in accordance with and subject to the eligibility and other provisions of such plans and programs. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason. The Executive will also receive a monthly car allowance, net of withholdings, of $2,000 per month.

3.6 Withholding. All forms of compensation paid to the Executive shall be less all legally required applicable withholdings unless otherwise noted.

4. Disclosure of Information. Executive agrees that at no time (either during or subsequent to the term of this Agreement) will Executive disclose or use, except in pursuit of the business of Company or any of its subsidiaries or affiliates, any Proprietary and Confidential Information of Company, or any subsidiary or affiliate of Company, acquired during the term of this Agreement. The term “Proprietary and Confidential Information” shall mean, but is not limited to, all information which is known or intended to be known only to Company, its subsidiaries and affiliates, and their employees, including any document, record, financial or other information of Company, or others in a confidential relationship with Company, and further relates to specific business matters such as the Company’s financial information, identity of Company’s policies and procedures, fee structures, trade secrets, proprietary know-how, account information, and other information relating to other business of Company, its subsidiaries and affiliates, and their employees. Executive agrees to return or destroy, immediately upon termination of Executive’s services hereunder, any and all documentation relating to Proprietary and Confidential Information of Company and of others that is in the possession of Executive, in whatever format it may be maintained, whether provided to, or developed by, Executive, and to provide a certificate of destruction if required by Company. Notwithstanding the foregoing, the restrictions contained in this Section 4 shall not apply to any Proprietary and Confidential Information that (i) is a matter of public knowledge or prior personal knowledge (from a source other than a party to this Agreement or its affiliate), (ii) is independently developed by a person not a party to this Agreement without the use, directly or indirectly, of Proprietary and Confidential Information, or (iii) is required by law or the order of any court or governmental agency, or in any litigation or similar proceeding to be disclosed, including, but not limited to, any action to enforce the provisions of this Agreement; provided that the disclosing party shall, prior to making any such required disclosure, notify the other party with sufficient notice to permit that party to seek an appropriate protective order.

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5. Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least ninety (90) days advance written notice of any termination of the Executive’s employment. On termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1 Expiration of the Term, For Cause, or Without Good Reason. The Executive’s employment hereunder may be terminated by the Executive’s failure to renew the Agreement in accordance with Section 1, by the Company for Cause, or by the Executive without Good Reason. If the Executive’s employment is terminated upon Executive’s failure to renew the Agreement, by the Company for Cause, or by the Executive without Good Reason, the Executive shall be entitled to receive:

(a) any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid on the pay date immediately following the Termination Date (as defined below) in accordance with the Company’s customary payroll procedures;

(b) any earned but unpaid Annual Bonus with respect to any completed calendar year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date; provided that, if the Executive’s employment is terminated by the Company for Cause, then any such accrued but unpaid Annual Bonus shall be forfeited;

(c) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(d) such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a) through 5.1(d) are referred to herein collectively as the “Accrued Amounts.”

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5.2 Non-Renewal by the Company Without Cause or Due to Executive’s Death or Disability or by Executive for Good Reason Outside of the Change of Control Period. In the event that the Company fails to renew the Agreement, Executive’s employment is terminated by the Company without Cause or due to the Executive’s death or Disability or by the Executive for Good Reason outside of the Change of Control Period, Executive shall be entitled to the Accrued Amounts and subject to the Executive’s execution and non-revocation of a release of claims in favor of the Company in a form substantially similar to the release attached as Exhibit B (the “Release”) and such Release becoming effective within the twenty-one (21) day (or such longer period required by applicable law) period (such applicable period, the “Release Execution Period”), the Executive shall be entitled to receive the following severance benefits:

(a) Cash Severance. An amount equal to twelve (12) months of the Executive’s then-current Base Salary, less applicable taxes and withholdings, payable in salary continuation payments in accordance with the Company’s normal payroll practices with the initial payment commencing on the first payroll date following the last day of the Release Execution Period; provided that, if Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year.

(b) Pro-Rata Bonus. A payment equal to the product of (i) the Annual Bonus, if any, that the Executive would have earned for the year in which the Termination Date occurs based on achievement of the applicable performance goals for such year and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro-Rata Bonus”). This amount shall be paid on the date that annual bonuses are paid to similarly situated executives, but in no event later than two-and-a-half (2 1/2) months following the end of the calendar/fiscal year in which the Termination Date occurs.

(c) Equity Acceleration. Notwithstanding the terms of the 2020 Plan, successor plan or any applicable award agreements, (i) all outstanding unvested restricted stock units, stock options, or other equity awards subject to time-based vesting that are scheduled to vest pursuant to the applicable award agreement during the one year period following the Termination Date shall immediately vest as of the date immediately following the last day of the Release Execution Period, (ii) any outstanding unvested restricted stock units, stock options, or other equity awards subject to performance-based vesting shall remain outstanding and eligible to vest in accordance with their respective terms based on actual achievement of the applicable performance criteria but pro-rated based on the number of days elapsed in the applicable performance period prior to the Termination Date (any such awards, “Performance Awards”) and (iii) any Performance Awards that do not vest at the end of the applicable performance period will be forfeited without consideration.

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(d) Benefits Continuation. If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive. Such reimbursement shall be paid to the Executive on the first day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive receives substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 5.2(c) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 5.2(c) in a manner as is necessary to comply with the ACA.

(e) Outplacement Services. For the one-year period following the Termination Date, the Company shall retain a professional outplacement assistance service firm reasonably acceptable to Executive, at the Company’s expense up to $50,000. In the event Executive pays for such services, the Company shall reimburse Executive within 30 days from the time Executive presents an invoice or receipt for such expenses, provided Executive presents such receipt(s) no later than 30 days before the end of Executive’s second taxable year following the year in which such expenses were incurred. Any outplacement services shall be appropriate to Executive’s position with the Company, as determined by the outplacement assistance service firm.

5.3 Non-Renewal by the Company, Without Cause or Due to Executive’s Death or Disability, or for Good Reason During the Change of Control Period. In the event that the Company fails to renew the Agreement, the Executive’s employment is terminated by the Company without Cause or due to the Executive’s death or Disability or by the Executive for Good Reason within the Change of Control Period, the Executive shall be entitled to receive the following severance benefits:

(a) Cash Severance. A lump sum cash payment equal to two times the sum of the Executive’s Base Salary and Target Bonus for the year in which the Termination Date occurs, less applicable taxes and withholdings, payable in a single lump sum within the sixty (60) day period following the Termination Date.

(b) Equity Acceleration. Notwithstanding the terms of the 2020 Plan, successor plan or applicable award agreements, all outstanding unvested restricted stock units, stock options, or other equity awards shall immediately become fully vested and exercisable as of the Termination Date (assuming the attainment of target performance for any awards that vest subject to the attainment of certain performance goals).

(c) Benefits Continuation. If the Executive timely and properly elects health plan continuation coverage under COBRA, the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive’s dependents. Such reimbursement shall be paid to the Executive on the first day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive receives substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s payments under this Section 5.3(c) would violate the nondiscrimination rules applicable to non-grandfathered, insured group plans under the ACA, or result in the imposition of penalties under the ACA, the parties agree to reform this Section 5.3(c) in a manner as is necessary to comply with the ACA.

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5.4 Certain Defined Terms.

(a) “Cause” means:

(i) fraud, embezzlement or gross insubordination on the part of the Executive or material breach by the Executive of his obligations under this Agreement;

(ii) conviction of or the entry of a plea of nolo contendere by the Executive for any felony;

(iii) a material breach of, or the willful failure or refusal by the Executive to perform and discharge, his duties, responsibilities or obligations under this Agreement, that is not corrected within thirty (30) days following written notice thereof to the Executive by the Company, such notice to state with specificity the nature of the breach, failure or refusal; provided that if such breach, failure or refusal cannot reasonably, be corrected within thirty (30) days of written notice thereof, correction shall be commenced by the Executive within such period and may be corrected within a reasonable period thereafter; or

(iv) any act of moral turpitude or willful misconduct by the Executive which (A) is intended to result in substantial personal enrichment of the Executive at the expense of the Company or any of its subsidiaries or affiliates or (B) has a material adverse impact on the business or reputation of the Company or any of its subsidiaries or affiliates (such determination to be made by the Board in its reasonable judgment).

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

Termination of the Executive’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority/three-quarters (3/4) of the Board (after reasonable written notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that the Executive has engaged in the conduct described in any of (i)-(iv) above. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive’s employment without notice and with immediate effect.

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(b) “Change of Control” shall mean the occurrence of any of the following events:

(i) the acquisition, directly or indirectly, by any person or entity of more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding securities;

(ii) a merger, consolidation, or reorganization of the Company in which the holders of the Company’s voting securities immediately prior to such transaction hold less than fifty percent (50%) of the combined voting power of the surviving entity; or

(iii) the sale, lease, or other disposition of all or substantially all of the Company’s assets.

(c) “Change of Control Period” means the eighteen (18) month period following a Change of Control.

(d) “Disability” means “permanent and total disability” within the meaning Section 22(e)(3) of the Code.

(e) “Good Reason” means:

(i) any material reduction in the Executive’s Base Salary (other than as part of a general reduction affecting all senior executives);

(ii) a material reduction in the Executive’s Annual Bonus opportunity;

(iii) a material adverse change in the Executive’s title, duties, responsibilities, or authority (other than temporarily while the Executive is physically or mentally incapacitated or as required by law) taking into account the Company’s size, status as a public company and capitalization as of the Effective Date;

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(iv) relocation of the Executive’s primary work location by more than 50 miles from the current location;

(v) a material adverse change in the reporting structure applicable to the Executive;

(vi) the Company’s failure to nominate the Executive for election to the Board and use its best efforts to have the Executive re-elected, as applicable;

(vii) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or

(viii) material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Executive and the Company.

(f) “Notice of Termination” means the notice due in connection with any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive’s death) which shall be communicated by written notice of termination to the other party hereto in accordance with Section 12.

(g) “Termination Date” means:

(i) If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(ii) If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(iii) If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(iv) If the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered; provided that, the Company shall have the option to provide the Executive with a lump sum payment equal to thirty days’ Base Salary in lieu of such notice, which shall be paid in a lump sum on the Executive’s Termination Date and for all purposes of this Agreement, the Executive’s Termination Date shall be the date on which such Notice of Termination is delivered;

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(v) If the Executive terminates the Executive’s employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than ten (10) days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the ten-day notice period for no consideration by giving written notice to the Executive and for all purposes of this Agreement, the Executive’s Termination Date shall be the date determined by the Company; and

(vi) If the Executive’s employment hereunder terminates because either party provides notice of non-renewal pursuant to Section 1, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A.

5.5 Exclusion of Mitigation. The Executive’s entitlement to the benefits under this Section 5 shall not be reduced due to the Executive obtaining new employment or mitigation, except as required by law.

5.6 Non-Interference with Other Rights. Nothing in this Section shall be construed to limit or reduce any other rights or benefits to which the Executive may be entitled under any employment agreement, benefit plan, or compensation arrangement of the Company.

6. Limitation of Liability to Company. Notwithstanding any other provision of this Agreement, in no event shall Executive be liable to Company for Company’s lost profits, or special, incidental, punitive or consequential damages (even if Executive has been advised of the possibility of such damages). Furthermore, in no event shall Executive’s liability to Company under any circumstances exceed the amount of compensation actually received by Executive from Company under this Agreement as of a date certain. Further, Executive will not be liable for delays or performance failures due to circumstances beyond Executive’s control.

7. Indemnification of Executive. Company shall indemnify, defend and hold Executive harmless from and against any and all third party claims, liability, suits, losses, damages and judgments, joint or several, and shall pay all costs and expenses (including counsel’s fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising there from, that Executive incurs as a result of having performed Services on behalf of Company.

8. Company’s Representations. Company represents that it has the full right and authority to enter into and perform this Agreement. The consummation of the Agreement and the transactions contemplated herein do not violate any outstanding assignments, grants, licenses, encumbrances, obligations, agreements or understanding between Company and any other person or entity. Company represents and warrants to Executive that Company is able to timely pay Executive all fees and expenses incurred in the performance of the Services hereunder.

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9. Amendments. This Agreement may be amended only in a writing signed by both parties. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

10. Miscellaneous. No waiver by Company of any breach of this Agreement by Executive shall be considered to be a waiver of any other breach. Should any litigation be commenced between Company and Executive relating to any such breach, the prevailing party shall be entitled, in addition to such other relief as may be granted, reasonable costs and attorney’s fees relating to such litigation. If any term or provision of this Agreement is determined to be illegal or invalid, such illegality or invalidity shall not affect the validity of the remainder of this Agreement. This Agreement shall be governed by the laws of the State of Nevada. The sole and exclusive venue for any action under this Agreement shall be any court of competent jurisdiction in Nevada.

11. Section 409A; Section 280G.

11.1 Section 409A. The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation, such payment shall not be payable and such benefit would not be provided until the date that is the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. “Termination of employment,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, and the Executive’s “separation from service” as defined in Section 409A of the Code.

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11.2 Section 280G.

(a) Treatment of Payments. If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 11.2, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 11.2 shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A.

(b) 280G Calculations. All calculations and determinations under this Section 11.2 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 11.2, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 11.2. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

12. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

AmpliTech Group, Inc.

155 Plant Avenue

Hauppauge, NY, 11788

Attn:

E-mail Address:

If to the Executive:

[EXECUTIVE ADDRESS]

13. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of New York without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of New York, county of Suffolk. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

14. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

15. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

COMPANY		EXECUTIVE

AMPLITECH GROUP, INC.		LOUISA Sanfratello

By:	/s/ Dan Mazziota	/s/ Louisa Sanfratello
Name:	Dan Mazziota
Title:	Director

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EXHIBIT A

Performance Milestones for 2025 Annual Bonus

Metric	Weight	Target Performance	Maximum	Bonus Payout
Revenue	*	$20 million	$30 million	**

EBITDA/Gross Margin	*	+1%	+30%	**

Employee Retention	*	Staff retention >90%		**

* The weight given to each metric will be determined by the Board after discussion with the Executive.

** Total Bonus Payout for 2025 will not exceed 45% of Base Salary in the aggregate.

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EXHIBIT B

FORM OF RELEASE

GENERAL RELEASE OF CLAIMS

1. Louisa Sanfratello, (“Executive”), for herself and her family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the Severance Benefits, as defined under the Executive Employment Agreement made and entered effective as of the 1st day of October 2025, by and between AmpliTech Group, Inc., a Nevada Corporation (the “Company”) and Executive, to which this release is attached as Exhibit B (the “Employment Agreement”), does hereby release and forever discharge the Company, its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers or shareholders in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment. Executive acknowledges that the Company encouraged her to consult with an attorney of her choosing, and through this General Release of Claims encourages her to consult with her attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that she understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, Executive expressly waives any and all claims under ADEA that she may have as of the date hereof. Executive further understands that by signing this General Release of Claims she is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits to which Executive is entitled under COBRA, the Employment agreement or any other compensation or employee benefit plans in which Executive is eligible to participate at the time of execution of this General Release of Claims, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, any indemnification and advancement rights Executive may have as a former employee, officer or director of the Company or its subsidiaries or affiliated companies including, without limitation, any rights arising pursuant to the articles of incorporation, bylaws and any other organizational documents of the Company or any of its subsidiaries, (iii) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (iv) any rights as a holder of equity securities of the Company (clauses (i) through (iv), the “Reserved Claims”).

2. Executive represents that she has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims other than Reserved Claims, and covenants and agrees that she will never individually or with any person file, or commence the filing of any lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, Executive shall not have relinquished her right to (i) commence a Proceeding to challenge whether Executive knowingly and voluntarily waived her rights under ADEA; (ii) file a charge with an administrative agency or take part in any agency investigation or (iii) commence a Proceeding pursuant to the Reserved Claims. Executive does agree, however, that she is waiving her right to recover any money in connection with such an investigation or charge filed by her or by any other individual, or a charge filed by the Equal Employment Opportunity Commission or any other federal, state or local agency, except as prohibited by law.

3. Executive hereby acknowledges that the Company has informed her that she has up to twenty-one (21) days to sign this General Release of Claims and she may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier. Executive also understands that she shall have seven (7) days following the date on which she signs this General Release of Claims within which to revoke it by providing a written notice of her revocation to the Company.

4. Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the laws of New York, without giving effect to any choice of law principles.

5. Executive acknowledges that he has read this General Release of Claims, that she has been advised that he should consult with an attorney before she executes this general release of claims, and that she understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

6. This General Release of Claims shall take effect on the eighth day following Executive’s execution of this General Release of Claims unless Executive’s written revocation is delivered to the Company within seven (7) days after such execution.

EXECUTIVE

Louisa Sanfratello